FOR IMMEDIATE RELEASE


                             ICAHN ENTERPRISES L.P.

           ICAHN SENDS OPEN LETTER TO COMMERCIAL METALS SHAREHOLDERS

CONTACT: SUSAN GORDON (212) 702-4309

NEW YORK, NEW YORK, DECEMBER 27, 2011-Icahn Enterprises Holdings LP ("Icahn") (a subsidiary of Icahn Enterprises L.P. (Nasdaq: IEP) today released the following letter to the shareholders of Commercial Metals Company (the "Company"), regarding the Icahn tender offer (the "Tender Offer") and proxy fight.

Dear Fellow Commercial Metals Shareholders:

Having met with the management of the Company, and reviewed their plans for the future of Commercial Metals we have concluded that we do not wish to remain a minority holder in a Company run by the current Board and will therefore drop our proxy fight if 40.1% of the shares of the Company are not tendered in our Tender Offer. However if 40.1% are tendered (giving us more than 50% of Commercial Metals stock), then we would continue to fight to acquire Commercial Metals or to see it sold, and obviously we would also continue our proxy fight. If 40.1% or more of shares are tendered to us then, with this mandate, we believe that EVEN THIS BOARD WILL CAPITULATE TO THE WISHES OF A LARGE MAJORITY OF THEIR SHAREHOLDERS, BUT IF THEY DO NOT, BE ASSURED THAT WE WILL GO TO COURT IN DELAWARE TO FIGHT FOR THE ABILITY TO CLOSE THE TENDER OFFER. WE WILL take this case to the Delaware Supreme Court, if necessary, where we believe that the Court would order the removal of the poison pill to allow shareholders to decide for themselves whether or not they want to sell their company. Indeed, such an order is not unprecedented. For example, in the Grand Metropolitan case a company was ordered to remove a poison pill where the board was seeking an alternative transaction in the face of a successful tender into an all cash, any and all tender offer, like our Tender Offer. Additionally, we will also attempt to bring other pressures on the Board to persuade them to respect the wishes of the majority of shareholders.

WE WISH TO STATE PLAINLY AGAIN, THAT OUR GOAL IS TO ACQUIRE THE COMPANY OR TO SEE IT SOLD. We are a synergistic strategic buyer and believe that the Company will be a good fit with our existing metals business. However, for any shareholders that believe that the Company could bring more than $15 per share in an auction, we still believe that it is clearly in your interest that you tender your shares to send an unmistakable message to the Board that stockholders want to cash out NOW either by taking $15 per share in our Tender Offer, or, if indeed more can be obtained in an auction, by a sale of the Company to the highest bidder. Our $15 per share offer puts a floor on a sale. IF WE RECEIVE TENDERS OF OVER 40.1% FROM SHAREHOLDERS THEN THE ONLY THINGS STANDING IN THE WAY OF CLOSING OUR TENDER OFFER OR A SALE PROCESS BEING INITIATED BY THE BOARD IS THE BOARD'S REFUSAL TO ADHERE TO THE WISHES OF A MAJORITY OF SHAREHOLDERS.

REASONS  FOR  DROPPING  PROXY  FIGHT  IF  WE  DO  NOT RECEIVE A MINIMUM OF 40.1%

Over my many years of engaging with corporate America, I have dealt with all types of Boards. Some Boards are constructive, and will engage with, and respond positively to, large shareholders and minority directors. This was the case with my investments in Motorola and Yahoo, where we were able to work with the respective boards to achieve positive changes. However we believe that it will not be possible TO WORK WITH THIS BOARD TO IMPROVE THE COMPANY FROM THE POSITION OF A 10% STOCKHOLDER, EVEN IF WE WERE TO BE SUCCESSFUL IN ELECTING OUR THREE NOMINEES. This Board has declared that the Company is "effectively executing on a strategic plan, which the Board believes will drive substantial value creation" and that "potentially significant future value can be realized through the successful execution of the Company's plan, as economic and market conditions improve." TO PUT IT MILDLY, I DISAGREE. As far as I am concerned this Board is now trying to save the Company from the value destruction flowing from its last "strategic plan," and, in my humble opinion, wishful thinking about being bailed out by improving market conditions is not my idea of a business plan.

I HAVE STUDIED THE COMPANY'S ANNOUNCED BUSINESS PLANS WITH GROWING TREPIDATION. The Company's continued pursuit (despite its small size and lack of global scale) of a business model of "Global Geographic Dispersion," maintaining over 200 locations across 20 countries to establish "access to growth markets" is, in my opinion, fatally flawed, just as, in my opinion many of the actions of the Company in recent years have been flawed. However it is clear to me that in order to get this Board, a Board that I believe is firmly entrenched in the status quo, to move forward with a sale process, it will take the pressure of a shareholder mandate in the form of a large response to our Tender Offer.

WE URGE YOU TO CONSIDER THE RELATIVE VALUE OPPORTUNITIES OFFERED BY THE TENDER OFFER, AND IMPORTANTLY, "WHERE WILL YOUR INVESTMENT BE IN A YEAR FROM NOW?" IF THE TENDER OFFER IS SUCCESSFUL, OR THE COMPANY IS SOLD, YOU WILL HAVE HAD THE OPPORTUNITY TO MONETIZE YOUR INVESTMENT AND IF YOU ARE BULLISH ON STEEL, YOU CAN REINVEST IN COMPETITORS, MANY OF WHICH WE BELIEVE ARE MORE FOCUSED AND BETTER
MANAGED. IN THIS REGARD I CANNOT HELP BUT OBSERVE THAT THIS COMPANY HAS THE HIGHEST SGA COSTS AND THE LOWEST EBITDA MARGINS AMONG ITS PEERS. IT SHOULD BE NOTED THAT IF OUR TENDER OFFER FAILS, YOU WILL STILL BE A COMMERCIAL METALS SHAREHOLDER WITH THE SAME INCUMBENT MANAGEMENT TEAM AND BOARD NEXT YEAR THAT YOU HAVE TODAY. YOU WILL STILL BE HOLDING A STOCK THAT ON OCTOBER 3 SOLD AT ONLY $8.60 PER SHARE AND YOU WILL STILL BE AT THE MERCY OF A COMPANY THAT, IN MY OPINION, HAS MADE A NUMBER OF EGREGIOUS ERRORS OVER THE PAST 3 YEARS. IN WHICH SITUATION DO YOU THINK YOUR INVESTMENT WOULD BETTER PERFORM? SHAREHOLDERS SHOULD NOTE THAT, IN MY OPINION, A FAILURE TO TENDER A SIGNIFICANT NUMBER OF
SHARES COULD BE USED BY THIS BOARD TO JUSTIFY COMPLACENCY WITH THE EXISTING "STRATEGIC PLAN" AND PRAYERS FOR AN "IMPROVING MARKET" BAILOUT. WE THEREFORE
ONCE AGAIN URGE SHAREHOLDERS TO PROMPTLY TENDER YOUR SHARES INTO OUR TENDER OFFER WHICH IS SET TO EXPIRE AT 12:00 MIDNIGHT, JANUARY 10, 2012. TENDERS CAN BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER AND IF THE OFFER IS EXTENDED THEN AT ANY TIME THROUGH THE EXTENDED DATE. WE BELIEVE THAT ONLY A LARGE SHOW OF SUPPORT FOR OUR TENDER OFFER WILL FORCE THE BOARD TO ALLOW YOU, THE SHAREHOLDERS AND OWNERS OF THIS COMPANY, TO MAKE THE CHOICE OF WHETHER OR NOT TO SELL THE COMPANY AT THIS TIME EITHER TO ME OR TO A HIGHER BIDDER.



ABOUT  ICAHN  ENTERPRISES  L.P.

Icahn Enterprises L.P. (Nasdaq: IEP), a master limited partnership, is a diversified holding company engaged in eight primary business segments:
Investment, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

NOTICE TO INVESTORS
-------------------
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, JAMES UNGER, STEVE MONGILLO, GEORGE HEBARD, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF COMMERCIAL METALS COMPANY FOR USE AT ITS 2012 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING
INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. ON OR ABOUT DECEMBER 22, 2011, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS MAILED TO STOCKHOLDERS OF COMMERCIAL METALS COMPANY AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER TO BUY SHARES OF COMMERCIAL METALS COMPANY (THE "COMPANY") COMMON STOCK WAS MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT IEP METALS SUB LLC, ("OFFEROR"), AN INDIRECTLY WHOLLY OWNED SUBSIDIARY OF ICAHN ENTERPRISES HOLDINGS LP, AS CO-BIDDER, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON DECEMBER 9, 2011. ON DECEMBER 9, 2011, THE OFFEROR AND CO-BIDDER ALSO FILED A TENDER OFFER STATEMENT ON
SCHEDULE TO WITH THE SEC RELATING TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) CONTAIN, AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN, WHEN AVAILABLE, IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER MATERIALS WERE SENT FREE OF CHARGE TO ALL STOCKHOLDERS OF THE COMPANY ON OR ABOUT DECEMBER 9, 2011.

ALL OF THESE MATERIALS (AND ALL OTHER MATERIALS FILED BY THE OFFEROR OR THE COMPANY WITH THE SEC) ARE AVAILABLE AT NO CHARGE FROM THE SEC THROUGH ITS WEBSITE AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE DOCUMENTS FILED WITH THE SEC BY DIRECTING A REQUEST TO D.F. KING & CO., INC. BY MAIL TO 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005, OR BY CALLING TOLL-FREE (800) 967-7921 OR (212) 269-5550.